As filed with the Securities and Exchange Commission on June 21, 2004	Registration No. 333-109916

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 5)
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FLIGHT SAFETY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	95-4863690 (I.R.S. Employer Identification Number)

28 Cottrell Street
Mystic, Connecticut 06355
(860) 245-0191
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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Samuel A. Kovnat
28 Cottrell Street
Mystic, Connecticut 06355
(860) 245-0191
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to: Joseph J. Selinger, Jr., Esq. Michael Sessine, Esq. Tobin, Carberry, O'Malley, Riley & Selinger, P.C. 43 Broad Street New London, Connecticut 06320 (860) 447-0335

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered (1)	Amount To Be Registered	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)

Warrants to purchase common stock (4)	135,000	--	--	--
Common stock, par value $0.001 per share (5)	270,000	$3.60	$972,000	$123.15
Common stock, par value $0.001 per share (6)	1,514,300	$3.30	$4,997,190	$633.15
Common stock, par value $0.001 per share (7)	135,000	$5.40	$729,000	$92.36
TOTAL			$6,698,190	$848.66

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(1) This Registration Statement registers, among other securities, common stock and warrants issuable upon exercise of warrants issued to the representative of the underwriters of our recent public offering. These underwriter warrants entitle the holder to acquire our securities in "units," each of which consists of two shares of common stock and one warrant (each to purchase one share of common stock). The underwriter warrants are exercisable for up to 135,000 units at $7.20 each. We previously had units of our securities listed for trading on the American Stock Exchange; those units have since separated into their constituent securities. For convenience in calculating the registration fee, the entire unit exercise price has been attributed to the shares of common stock comprising the units.

(2) Calculated pursuant to Rule 457(g) of the Securities Act. See also footnote (1).

(3) The registration fee has already been paid.

(4) Consists of 135,000 warrants issuable upon exercise of the representative's warrants described in footnote (1) above. For a description of the registration fee, see footnote (1) above.

(5) Consists of 270,000 shares issuable upon exercise of the representative's warrants described in footnote (1) above.

(6) Consists of 1,514,300 shares issuable upon exercise of public warrants issued in our recently completed public offering of units. The public warrants are exercisable at $3.30 per share.

(7) Consists of 135,000 shares issuable upon exercise of the public warrants issuable to the representative of the underwriters upon exercise of their warrants. The warrants issuable upon exercise of the representative's warrants are exercisable at $5.40 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

135,000 Public Warrants
1,919,300 Shares of Common Stock

     This prospectus registers public warrants (each to purchase one share of common stock) and shares of common stock, all of which are to be issued upon the exercise of outstanding warrants that were issued in our recently completed public offering. The purpose of this prospectus is to fulfill our obligation to maintain a current registration of these securities. This prospectus incorporates by reference certain existing filings with the Securities and Exchange Commission and future filings we will make with the Securities and Exchange Commission. These filings include and will include periodic reports on Form 8-K, quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and our proxy statements on Schedule 14A.

     Upon exercise of the public warrants comprising part of the units issued in our recently completed public offering, we are obligated to issue 1,514,300 shares of common stock. In addition, we issued to the representatives of the underwriters of our recently completed public offering of units, warrants to purchase up to 135,000 units, each unit consisting of two shares of common stock and one public warrant (each to purchase one share of common stock). These units have since separated into their constituent securities and no longer exist on their own.

     Owners of our currently outstanding public warrants can exercise each warrant to purchase common stock at $3.30 per share. Each public warrant may be exercised at any time until January 29, 2009, unless we have redeemed them. At any time on or after January 29, 2005, we may redeem some or all of the public warrants at a price of $0.25 per warrant, upon 30 days' notice so long as the last reported sales price per share of our common stock as reported by the principal exchange or trading market on which our common stock trades equals or exceeds $10.00 for twenty consecutive trading days ending on the tenth day prior to the date we give notice of redemption.

     The representative's warrants are exercisable at $7.20 for each unit (two shares of common stock and one public warrant, each to purchase one share of common stock). The public warrants that will be issuable upon exercise of the representative's warrants are exercisable at $5.40 per share.

     We will receive the proceeds from the exercise of the public warrants, and the representative's warrants. We will not receive any proceeds from the further sale of any of these securities.

     Our currently outstanding public warrants and common stock are listed on the American Stock Exchange under the symbols "FLT.ws" and "FLT," respectively.

     See "Risk Factors" beginning on page 4 of this prospectus for the factors you should consider before buying any of our securities.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. It is illegal for anyone to tell you otherwise.

The date of this prospectus is June 21, 2004.

YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

     We have not authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.

FORWARD-LOOKING INFORMATION

Cautionary Statement Pursuant to Safe Harbor Provisions of the
Private Securities Litigation Reform Act of 1995:

     Except for the historical information presented in this document, the matters discussed in this prospectus, or otherwise incorporated by reference into this document, contain "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are identified by the use of forward-looking terminology such as "believes", "plans", "intend", "scheduled", "potential", "continue", "estimates", "hopes", "goal", "objective", expects", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by us. We caution you that no statements contained in this prospectus should be construed as a guarantee or assurance of future performance or results. These forward-looking statements involve risks and uncertainties, including those discussed in the "Risk Factors" section of this prospectus, which include risks and uncertainties associated with, among other things, the outcome of an informal inquiry by the Securities and Exchange Commission that appears to be in connection with certain analysts reports about us and our press releases. The actual results that we achieve may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and, except as required by law, we assume no obligation to update this information whether as a result of new information, future events or otherwise. Readers are urged to carefully review and consider the various disclosures made by us in this prospectus and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

     SOCRATES (TM) and UNICORN (TM) are trademarks of ours. This prospectus also refers to trademarks and trade names of other companies and organizations.

PROSPECTUS SUMMARY

     You must read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements incorporated by reference in this prospectus. The following summary highlights information incorporated by reference in this prospectus and contained elsewhere in this prospectus.

     All information in this prospectus has been retroactively adjusted to reflect a 1-for-3 reverse stock split that was effective December 31, 2003.

     Unless the context indicates otherwise, all references in this prospectus to "we", "our", "us", "FST" or the "company" refer on a consolidated basis to Flight Safety Technologies, Inc., a Nevada corporation, or to its former subsidiary, Flight Safety Technologies Operating, Inc., a Delaware corporation (sometimes referred to as "FSTO") that was merged into FST on June 27, 2003.

Overview

     We are developing two proprietary technologies designed to enhance aviation safety and reduce airport delays on which we have received United States and foreign patents.

     Using our technology, known as SOCRATES (Sensor for Optically Characterizing Remote Atmospheric Turbulence Emanating Sound), we are currently working on development of a sensor to detect and track air disturbances known as wake vortex turbulence, created by departing and arriving aircraft in the vicinity of airports. We are developing this sensor to be a component of a wake vortex advisory system, known as WVAS, that the National Aeronautics and Space Administration, or NASA, is developing. We believe that our SOCRATES wake vortex sensor, upon completion and deployment in concert with other components of WVAS, can:

     •      Improve the safety of aircraft arrivals and departures;

     •      Streamline the air traffic control process;

     •      Reduce passenger delays; and

     •      Generate substantial cost savings for the airline industry and other airport users.

     A "proof of principle" test of our SOCRATES wake vortex sensor was conducted at JFK International Airport in May 1998. We completed controlled testing of an expanded and improved SOCRATES wake vortex sensor, using a NASA Boeing 757 as the source aircraft, at Langley Air Force Base in December 2000. In September 2003, we completed a three-week test of an improved SOCRATES wake vortex sensor at Denver International Airport. Based upon our analysis of initial data, this test demonstrated a major increase in the capability and reliability of the sensor.

     We have conducted and are continuing to conduct research, development, and testing of our SOCRATES wake vortex sensor in conjunction with Lockheed Martin Corporation pursuant to a ten-year teaming agreement dated May 1, 1997 under which we are the prime contractor.

     We also are developing a collision avoidance and ground proximity warning system for small aircraft based on our technology referred to as UNICORN (Universal Collision Obviation and Reduced Near-Miss). We recently received a frequency assignment from the Federal Communications Commission for experimental purposes and development of UNICORN and have signed a contract with Georgia Tech Applied Research Corporation, or GTARC, under which GTARC has commenced work on the construction of our UNICORN antenna elements. We plan to integrate the antenna with electronics, displays, and processing elements into a collision alerting and ground proximity warning system aimed at the general aviation market. We also have begun exploring the application of this technology to unmanned air vehicles and other specialized commercial and government flight operations.

     We have been awarded three successive contracts from various federal government agencies aggregating approximately $13 million for research, development and testing of our SOCRATES wake vortex sensor. We have not had any revenues from commercial sales and we do not expect such sales for several years.

     Our principal office is located in Mystic, Connecticut, and our phone number is (860) 245-0191. Our website is located at www.flysafetech.com. We do not consider information contained in our website to be part of this prospectus.

The Offering
Securities offered	Up to 135,000 public warrants and 1,919,300 shares of common stock.
Public warrants outstanding after the offering:	1,649,300 public warrants, assuming exercise of the representative's warrants.
Common stock outstanding after the offering:

10,250,710 shares, based on 8,331,410 shares outstanding as of June 21, 2004 and assuming exercise of the representative's warrants and all public warrants (including public warrants issuable upon exercise of the representative's warrants).

Proceeds:

We will use the proceeds, if any, from the exercise of the representative's warrants and the exercise of the public warrants (including public warrants issued upon exercise of the representative's warrants) for working capital and general corporate purposes.

American Stock Exchange symbols:
Common Stock:	FLT
Public Warrants:	FLT.ws

RISK FACTORS

     Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our limited operating history and lack of commercial operations make it difficult to evaluate our prospects.

     Since we began operations in 1997, we have generated limited revenues solely from three SOCRATES technology research and development contracts with agencies of the federal government that fund, administer, and oversee these contracts. The federal government has funded these contracts from earmarked U.S. Congressional appropriations to agencies that have awarded these contracts to us on a sole source basis without competitive bidding. Under these contracts, we are reimbursed for certain allowable research and development costs and are paid a fee calculated as a percentage of costs.

     We have not as yet received any revenue from the sale of any products. We do not anticipate receiving any such revenue unless and until our SOCRATES or UNICORN-based products become operational, which could take several years. Our estimates of the market size for the products we are developing are based on many assumptions and uncertainties. These estimates have not been evaluated by an independent party. The actual markets and price we can charge for our products, if and when we successfully complete their development, could be substantially less and our costs could be greater than our estimates. It therefore is difficult to assess our prospects for commercial sales, revenues and profitability.

We have incurred and, for the next several years, can be expected to incur operating losses.

     To date, we have incurred significant net losses, including net losses of $943,974 for our fiscal year ended May 31, 2003 and $435,951 for the nine months ended February 29, 2004. On May 31, 2003, we had an accumulated deficit of $2,460,023. Despite achieving a net income of $6,411 for the three months ended February 29, 2004, we may continue to incur operating losses for at least the next several years. We may never generate material revenues or achieve or maintain profitability. Substantially all our revenues have been devoted to payment of costs incurred in the research, development, and testing of our SOCRATES or UNICORN technology. Our ability to achieve, maintain, and/or increase profitability will depend in large part upon the successful further development and testing of our SOCRATES or UNICORN-based products, the continuation of Congressional appropriations and our ability to obtain additional federal research and development contracts for SOCRATES, our ability to obtain additional financing, approval of our SOCRATES or UNICORN-based products and systems by various agencies of the federal government, procurement of our products and systems by the FAA, airports and the aviation industry, and the availability of funding to finance such procurements.

Lack of future funding from the federal government to complete research and development of our SOCRATES wake vortex sensor could adversely affect our business.

     Without notice to, or opportunity for prior review by us, the John A. Volpe National Transportation Systems Center of the U. S. Department of Transportation's Research and Special Programs Administration, or Volpe, circulated a draft report in October 2001 which recommended curtailing further government expenditure on our SOCRATES wake vortex sensor due to a high risk assessment of achieving operational feasibility. Because of this report and the events of September 11, 2001, the government did not fund our SOCRATES research and development contract from December 15, 2001 to November 19, 2002. Together with our major subcontractor, Lockheed Martin Corporation, we vigorously disputed and extensively discussed its assertions with Volpe and NASA. Subsequently, Volpe and NASA requested and we submitted a proposal for approximately $2.2 million of additional SOCRATES technology research, development and testing with an immediate objective of better characterizing the wake acoustics and background noise. We received contract funding for this proposal and subsequent proposals and we believe the federal government has indicated a long-term interest in the development of a wake vortex advisory system and our SOCRATES wake vortex sensor for inclusion in such a system. However, the U.S. government may terminate our government contract at any time if it determines such termination is in the best interests of the government or may terminate, reduce or modify it because of budgetary constraints or any change in the government's requirements. Furthermore, the federal government has in the past delayed or reduced and may in the future delay, reduce, or eliminate funding for research and development of our SOCRATES wake vortex sensor or the wake vortex advisory system as a result of, among other things, a reduction in support or opposition from supervising agencies or the U.S. Congress, changes in budgetary priorities, fiscal constraints caused by federal budget deficits, or decisions to fund competing systems or components of systems. If this occurs, it will reduce our resources available for research and development of our proprietary technologies, new products or enhancements to SOCRATES or UNICORN technologies and to market our products. Reduction of contract funding from the federal government could delay achievement of or increases in profitability, if any, create a substantial strain on our liquidity, resources and product development, and have a material adverse effect on the progress of our research and development and our financial condition.

The government will not pay us for SOCRATES research and development if we do not perform on our contract.

     We perform our government contracts pursuant to specific work orders from the government. Such work orders include, but are not limited to, analysis of data, research, development of our SOCRATES technology, planning and conduct of testing, and preparation of various reports. If we do not perform the contracts in accordance with their terms, the government may withhold payment on our invoices that we submit monthly. Furthermore, if at any point the government considers a test to be a failure, it may cease to approve further work orders or fund further contracts. Loss of funding on our SOCRATES contract would have a material adverse effect on our business, financial condition, and results of operations.

Our success depends on our successful product development and testing.

     Our future success will depend upon our ability to successfully complete the development, testing, and commercialization of our technologies and our ability to develop and introduce new products and services to meet industry, government, and client requirements. We are planning to eventually develop a number of products, based on our SOCRATES and UNICORN technologies. The process of developing such products contains significant technological and engineering hurdles and is extremely complex and expensive. In 2001, Volpe and associated federally funded research centers prepared reports which concluded it was unlikely SOCRATES would result in a sensor that could be used for any operational procedure and even for research because of technical unknowns relating to an understanding of wake vortices and the need to obtain acceptance of WVAS by controllers and pilots. We believe this conclusion was premature and based on an incomplete understanding of SOCRATES and its operational potential. In our opinion, the testing and analysis we have conducted has increasingly supported this potential and resulted in the continuation of funding for our government contracts for research, development and testing of our SOCRATES technology. However, there still are technical, engineering and program integration hurdles we must meet to develop SOCRATES into an operational sensor, including, but not limited to, expanding the sensor to at least 8 and as many as 16 laser beams, integrating the sensor into and with the other components of WVAS, and developing operating protocols for WVAS that define how it would be used by air traffic controllers and pilots. In the case of UNICORN, we must successfully overcome development, engineering and testing hurdles to produce an operational product and obtain FAA approval of this product. Furthermore, we will need to extend the term of the experimental license the FCC has granted us and, ultimately, obtain a permanent license from the FCC for the operation of UNICORN. We might not successfully complete the development of our SOCRATES or UNICORN technologies into operational products and our products may not be commercially viable. Our failure to complete development of any such products and achieve market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

     In addition, certain of our products will require customized installation to address unique characteristics of their environments. Customization could place an additional burden on our resources or delay the delivery or installation of products which, in turn, could have a material adverse effect on our relationship with clients, our business, financial condition, and results of operations.

Our success depends on federal government approval of our products and related systems.

     The airport and aviation industry is subject to extensive government oversight and regulation. To introduce our SOCRATES and UNICORN-based products for commercial sale, we must successfully complete research, development, and testing and obtain necessary governmental approvals for their installation. Upon approval by the Federal Aviation Administration, or FAA, our SOCRATES wake vortex sensor would be part of a multi-component wake vortex advisory system that also will require government approvals before it can be deployed. Any factor that delays or adversely affects this approval process, including delays in development or inability to obtain necessary government approvals, could have a material adverse effect on our business, financial condition, and results of operations.

Our business relies on a strategic alliance with Lockheed Martin Corporation.

     In May 1997, we signed a Teaming Agreement with Lockheed Martin Corporation to jointly develop and market SOCRATES-based products. This agreement will expire in May 2007, unless certain earlier termination provisions occur or the agreement is extended by mutual agreement. The agreement stipulates that we serve as prime contractor and Lockheed Martin Corporation as subcontractor in the development and any deployment of our SOCRATES wake vortex sensor. Although to date we have generally worked in close cooperation with Lockheed Martin Corporation, there is no assurance that this relationship will be sustained. Future disagreements as to work scope, revenue share, profit margins, ownership of intellectual property, or technical, marketing, or management philosophy, could adversely impact the relationship. Since we view our strategic relationship with Lockheed Martin Corporation as a vital element of our business plan, any erosion of this relationship could have a negative impact on our business and future value.

     On April 26, 2004, in conjunction with the renewal of a nondisclosure agreement, we were advised by Lockheed Martin Corporation that it owns a certain patent which predates our SOCRATES patent and, according to Lockheed Martin Corporation, contains some intellectual property related to our SOCRATES patent. Lockheed Martin Corporation has told us that it was prevented from previously disclosing the patent to us because of a government secrecy order. After consultation with counsel, including our patent counsel, we strongly believe that the Lockheed Martin Corporation patent does not impair the value of our SOCRATES patent because our SOCRATES patent is aimed at improving air traffic safety, a use not contemplated by the Lockheed Martin Corporation patent. Furthermore, it is our position that Lockheed Martin Corporation acknowledged and accepted our invention of the SOCRATES technology in the Teaming Agreement between us in May 1997. We recently met with Lockheed Martin Corporation to discuss the matter and potential opportunities relating to our SOCRATES patent. At the meeting, Lockheed Martin Corporation stated that it does not agree with our position. Nevertheless, management of both companies acknowledged the value and strength of the relationship and the desire to preserve it. We intend to conduct further discussions with Lockheed Martin Corporation on potential ways to expand and extend the relationship and hope the outcome of such discussions will eliminate any intellectual property concerns. We cannot predict or provide any assurance on the outcome of these discussions and whether any outcome will be satisfactory to us.

We may need to raise additional capital.

     While we recently completed a public offering resulting in gross proceeds of approximately $8.4 million (net of the underwriting discount), we cannot be certain that such financing will be adequate or sufficient for our future needs. Additionally, given the uncertainties of research and development and the timing of commercialization of our SOCRATES and UNICORN-based products, the availability and level of government funding, the FAA approvals required for our products, and the long sales cycle from initial customer contact to actual, if any, revenue generation, we might not be able to generate sufficient, if any, revenue or investment capital to fund our operations over the period of years we believe are required to commercialize our products. In each of our last three fiscal years, we have incurred substantial operating losses which we have funded, in part, with equity capital that we raised from new investors.

     We will continue to incur significant expenses for research and development and testing of our SOCRATES and UNICORN technology and may continue to experience such losses prior to commercialization and thereafter. If we cannot achieve commercialization of our SOCRATES and UNICORN technologies with the proceeds of our recent public offering or if we are unable to generate sufficient working capital from revenue from government funding or private contracts for these purposes, we would need to seek additional capital. In addition, other unforeseen costs and research and development costs of later generation SOCRATES and UNICORN-based products also could require us to seek additional capital. We do not have any credit facilities in place and, should the need for additional capital arise, we may not be able to obtain sufficient, if any, additional capital or raise such capital on acceptable terms. If we need to obtain additional debt or equity capital, it may include our entry into joint ventures or issuance of additional securities, which may cause dilution to our current capital structure and stockholders' ownership. Additional securities also could have a greater priority as to dividends, distributions and other rights than our common stock.

     For the life of our public warrants, the underwriter's warrants issued pursuant to our recent public offering, and our existing unregistered warrants, the holders thereof are given the opportunity to profit from a rise in the market for our common stock, with a resulting dilution in the interest of all other stockholders. So long as these warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of these warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

Loss of key personnel could adversely affect our business.

     Our future success depends to a significant degree on the skills, experience and efforts of our executive officers, Samuel A. Kovnat, Chairman of the Board and Chief Executive Officer, William B. Cotton, President and Director, Frank L. Rees, Executive Vice President and Director, and David D. Cryer, Chief Financial Officer, Treasurer and Secretary. The sustained unavailability of any one or more of those individuals for any reason could have a material adverse impact on our operations and prospects. We anticipate hiring additional executive officers in the future. We may not be able to complete the hiring of these additional officers in a timely manner or at all. We also depend on the ability of our executive officers and other members of senior management to continue to work effectively as a team.

Government regulation could adversely affect our business.

     As a result of receiving contract funding from the federal government and our involvement in the field of aviation, our business and operations are subject to numerous government laws and regulations. In the near term, and for so long as we receive funding from the federal government, we will be subject to many procurement and accounting rules and regulations of the federal government. We are also subject to periodic audits by the Defense Contract Audit Agency, or DCAA. To date, we have incurred six audits by the DCAA, and reports have been issued to our government customer which have stated that we are performing in accordance with Federal Acquisitions Regulations. There is no assurance that any of the results or contents of any future audits will portray us favorably. These rules and regulations are complex in nature and sometimes difficult to interpret or apply. Adherence to these rules is reviewed by participating agencies of the federal government. If such agencies suspect or believe that violations of procurement or accounting rules and regulations have occurred, they may refer such matters to other enforcement divisions of the federal government, such as the U.S. Attorney's Office or the Inspector General's office. If we violate these rules and regulations, even if unintentionally, we may have to pay fines and penalties or could be terminated from receiving further funding from the federal government. If we market, sell and install our products in foreign countries, the laws, rules and regulations of those countries, as well as certain laws of the United States, will apply to us. Existing as well as new laws and regulations of the United States and foreign countries which regulate aviation and airports could also adversely affect our business.

Our success depends on our ability to protect our proprietary technology.

     Any failure by us to protect our intellectual property could harm our business and competitive position. For example, although we have sought patent protection for our technologies, the steps we have taken or intend to take with regard to protecting our technologies may not be adequate to defend and prevent misappropriation of our technology, including the possibility of reverse engineering and the possibility that potential competitors will independently develop technologies that are substantially equivalent or superior to our technology. Furthermore, any patent we have obtained or may obtain may subsequently be invalidated for any of a variety of reasons. In addition, even if we are issued a patent, we may not be able to gain any commercial advantage from such patent. Existing United States laws afford only limited intellectual property protection.

     We intend to use a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements, and technical measures to protect our proprietary technology. We intend to enter into confidentiality agreements with and obtain assignments of intellectual property from all of our employees, as well as with our clients and potential clients, and intend to limit access to and distribution of our technology, documentation and other proprietary information. However, the steps we take in this regard may not be adequate to deter misappropriation or independent third-party development of our technology. In addition, the laws of some foreign countries do not protect proprietary technology rights to the same extent as do the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in such proceedings. Moreover, our financial resources may not be adequate to enforce or defend our rights in our technology. Additionally, any patents that we apply for or obtain may not be broad enough to protect all of the technology important to our business, and our ownership of patents does not in itself prevent others from securing patents that may block us from engaging in actions necessary to our business, products, or services.

Other companies may claim that we infringe their intellectual property or proprietary rights.

     If our proprietary technology violates or is alleged to violate third party proprietary rights, we may be required to reengineer our technology or seek to obtain licenses from third parties to continue offering our technology without substantial reengineering. Any such efforts may not be successful or if successful could require payments that could have a material adverse effect on our profitability and financial condition. Any litigation involving infringement claims against us would be expensive and time-consuming, and an adverse outcome may result in payment of damages or injunctive relief that could materially and adversely affect our business.

We have received notice claiming that our name infringes upon the trademark rights of another company.

     By way of two letters dated April 21, 2003 and July 1, 2003, we received notice, from counsel at another company, claiming that our name infringes upon the trademark rights of the other company regarding its name. Our patent and trademark counsel has reviewed this claim and believes it is without merit. Our counsel has prepared responses to those letters, the last response being dated August 4, 2003, which notified the other company of our position, the reasons that support our position, and that we do not intend to change our name. We have not received any further response. We believe that if the other company pursues this claim, we may be able to favorably resolve it and, if it is necessary to litigate the claim, we believe the result would be favorable to us. However, any such litigation could be costly to us and divert management's time and attention away from our business. Furthermore, we cannot exclude the possibility of an adverse outcome that could require us to pay damages and change our name.

Our future customers, including the FAA, may not accept the price of or be able to finance our products.

     At present, we cannot precisely fix a price for the sale and installation of an initial SOCRATES wake vortex sensor at airports or UNICORN-based collision avoidance systems in small aircraft. We estimate that the cost of our SOCRATES wake vortex sensor will be $6 million to $15 million per airport installation, depending on, among other things, the number and configuration of runways, and the wholesale price of a UNICORN-based system will be approximately $10,000 per aircraft. Because we have not completed the research, development, and testing of either product or received final approvals for either of them from the federal government, we have not commenced production or marketing efforts. We currently do not anticipate having these products ready for commercial sale for at least several years. We therefore are not yet in a position to gauge the reaction of potential customers to the pricing of these products or future products and whether such potential customers will be able to afford and finance our products.

     We believe that the increase in efficiency and safety to airports, airlines, and private aircraft resulting from our products will justify the substantial anticipated cost of sales and installation of these products. However, our customers' ability to afford such costs will depend, in part, on the health of the overall economy, the financial condition and budget priorities of the federal government, particularly the FAA and NASA, profitability of airports, airlines, and aircraft manufacturers, and the availability of private and government sources of funding to finance the sales and acquisition of our products. While a variety of potential funding sources exist, inability of the FAA, airlines or airports to access or obtain funding for purchase and installation of our products could have a material adverse impact on sales of our SOCRATES or UNICORN-based products.

We may experience long sales cycles.

     We expect to experience long time periods between initial sales contacts and the execution of formal contracts for our products and completion of product installations. The cycle from first contact to revenue generation in our business involves, among other things, selling the concept of our technology and products; developing and implementing a pilot program to demonstrate the capabilities and accuracy of our products; negotiating prices and other contract terms; and, finally, installing and implementing our products on a full-scale basis. We anticipate this cycle will entail a substantial period of time, on average between seven to twelve months, and the lack of revenue experienced during this cycle and the expenses involved in bringing new sales to the point of revenue generation would put a substantial strain on our resources.

Our success will depend on our ability to create effective sales, marketing, production and installation forces.

     At present and for the near future, we will depend upon a relatively small number of employees and subcontractors to complete the research and development of our SOCRATES wake vortex sensor and pursue research and development of other SOCRATES and UNICORN-based products. The marketing and sales of these products will require us to find additional capable employees or subcontractors who can understand, explain, market, and sell our technology and products to airports, airlines, and airplane manufacturers. We also will need to assemble new personnel and/or contractors for production and installation of our products. Upon successful completion of research and development, these demands will require us to rapidly increase the number of our employees, vendors, and subcontractors. There is intense competition for capable personnel in all of these areas, and we may not be successful in attracting, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions.

Our business could be adversely affected if our products fail to perform properly.

     Products and systems as complex as ours may contain undetected errors or "bugs," which result in system failures, or failure to perform in accordance with industry expectations. Despite our plans for quality control and testing measures, our products including any enhancements may contain such bugs or exhibit performance degradation, particularly during the early stages of installation, and deployment. Product or system performance problems could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, adverse publicity, injury to our reputation, diversion of development resources and claims against us by governments, airlines, airline customers, and others.

We could be subject to liability claims relating to malfunction of our technology.

     Sale of our products will depend on their ability to improve airport, airline, and airplane safety and efficiency. We will take great care to test our products and systems after installation and before actual operation to insure accuracy and reliability. The FAA acquires air traffic control equipment for U.S. airports, and typically assumes the principal product liability risk for such equipment. However, unforeseen problems, misuse, or changing conditions could cause our products and systems to malfunction or exhibit other operational problems. Such problems could cause, or be perceived to cause, airplane accidents, including passenger fatalities. We may receive significant liability claims if governments, airlines, airports, passengers and other parties believe that our systems have failed to perform their intended functions. Liability claims could require us to spend significant time and money in litigation, pay substantial damages, and increase insurance premiums, regardless of our responsibility for such failure. Although we plan to maintain liability insurance, such coverage may not continue to be available on reasonable terms or be available in amounts sufficient to cover one or more large claims, and the insurer may disclaim coverage as to any claim.

We face significant competition from other companies.

     The air safety systems and air traffic control industries are already highly competitive. Other industry participants could develop or improve their own systems to achieve the cost efficiencies and value that we believe our products will provide upon successful completion of research and development. Additional companies may enter the market with competing systems as the size and visibility of the market opportunity increases. Many of our potential competitors have longer operating histories, greater name recognition, substantially greater financial, technical, marketing, management, service, support, and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements.

     New products or technologies will likely increase the competitive pressures that we face. Increased competition could result in pricing pressures, reduced margins, or the failure of our products to achieve or maintain market acceptance. The development of competing products or technologies by market participants or the emergence of new industry or government standards may adversely affect our competitive position. As a result of these and other factors, we may be unable to compete effectively with current or future competitors. Such inability would likely have a material adverse effect on our business, financial condition, or results of operations.

Rapid technological change could render our systems obsolete.

     Our business in general is characterized by rapid technological change, frequent new product and service introductions and enhancements, uncertain product life cycles, changes in customer requirements, and evolving industry standards which make us susceptible to technological obsolescence. The introduction of new products embodying new technologies, the emergence of new industry standards, or improvements to existing technologies could render our products and systems obsolete or relatively less competitive. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and to address the increasingly sophisticated needs of our customers. We may experience delays in releasing new products and systems or enhancements in the future. Material delays in introducing new products and systems or enhancements may cause customers to forego purchases of our products and systems and purchase products and systems of competitors instead.

Failure to properly manage growth could adversely affect our business.

     To implement our strategy, we believe that we will have to grow rapidly. Rapid growth may strain our management, financial, and other resources. To manage any future growth effectively, we must expand our sales, marketing, production, installation, and customer support organizations, invest in research and development of new products or enhancements to existing systems that meet changing customer needs, enhance our financial and accounting systems and controls, integrate new personnel or contractors, and successfully manage expanded operations. We may not be able to effectively manage and coordinate our growth so as to achieve or maximize future profitability.

We must hire and retain skilled personnel.

     Our success depends in large part upon our ability to attract, train, motivate, and retain highly skilled employees, particularly sales and marketing personnel, scientists, engineers, and other technical support personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, installation, support, and professional services may limit the rate at which we can generate sales or develop new products or system enhancements, which could have a material adverse effect on our business, financial condition, or results of operations.

Any acquisition we make could disrupt our business and harm our financial condition.

     We may attempt to acquire businesses or technologies that we believe are a strategic fit with our business. We currently have no commitments for any acquisition. Any future acquisition may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for ongoing development of our business. Since we may not be able to accurately predict these difficulties and expenditures, these costs may outweigh the value we realize from a future acquisition. Future acquisitions could result in issuances of equity securities that would reduce our stockholders' ownership interest, the incurrence of debt, contingent liabilities, amortization of expenses related to other intangible assets and the incurrence of large, immediate write-offs.

You should carefully read and evaluate this entire prospectus and our current SEC filings including the risks it describes and not consider or rely upon any statement, information or opinion about us that is not contained in this prospectus and our current SEC filings.

     Certain statements, information and opinions about us have appeared and may continue to appear in published news reports, analysts reports, other media sources and our web site. Some of the information contained in these reports or sources was not material to understanding our business or was out of date, erroneous or inconsistent with that disclosed in this prospectus and our current SEC filings. In making a decision to invest in our securities, you should not rely upon any of these statements, information or opinions and should only rely upon, consider and carefully evaluate the information and risks contained in this prospectus and our current SEC filings.

We currently are involved in an informal SEC investigation.

     The staff of the SEC is conducting an informal investigation that appears to be looking into certain analyst reports about us and our press releases. To date, the SEC staff has not asserted that we have acted improperly or illegally. We have voluntarily agreed to cooperate fully with the staff's informal investigation. We believe that we have acted properly and legally with respect to these analyst reports and our press releases. However, we can neither predict the length, scope, or results of the informal investigation nor its impact, if any, on us or our operations. An adverse outcome, which we cannot predict, could negatively impact the market value of our securities and could divert the efforts and attention of our management team from our ordinary business operations.

Risks Related to Investment in Our Securities

The price of our securities could be volatile and subject to wide fluctuations.

     The market price of the securities of a pre-commercial, research and development stage aviation technology company, such as ours, can be especially volatile. Thus, the market price of our securities could be subject to wide fluctuations. In fact, the trading volume and price of our shares have fluctuated greatly. Subject to the information set forth in this prospectus, we are unaware of any specific reasons for this volatility and cannot predict whether or for how long it will continue.

     If our revenues do not grow or grow more slowly than we anticipate, we are unable to procure federal contracts for our SOCRATES wake vortex sensor research and development, we encounter technical or engineering obstacles to the successful commercial development of SOCRATES or UNICORN, our operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our securities could decline. In addition, if the market for aviation technology stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our securities could fall for reasons unrelated to our business, results of operations, and financial condition. The market price of our securities also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Furthermore, the sale in the open market of recently sold securities or newly issued securities, which we may sell from time to time to raise funds for various purposes, and securities issuable upon the exercise of purchase rights under existing options and warrants may place downward pressure on the market price of our securities.

     Speculative traders may anticipate a decline in the market price of our securities and engage in short sales of our securities. Such short sales could further negatively affect the market price of our securities.

     Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

An active trading market for our securities may not be developed or sustained which could limit the liquidity of an investment in our securities.

     There is a limited trading market for our securities. From January 2002 through January 29, 2004, our common stock traded on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities. The securities sold in our recent public offering, together with the shares that formerly traded on the OTC Bulletin Board, have been approved for listing and are currently trading on the American Stock Exchange. There is no assurance that we will be able to continue to meet the listing requirements and that our securities will remain listed on the American Stock Exchange. If we are delisted from the American Stock Exchange, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. Additionally, regardless of which exchange our securities may trade on, an active and liquid trading market may not develop or, if developed, may not be sustained, which could limit securityholders' ability to sell our securities at a desired price.

If any of our securities are delisted from the American Stock Exchange, we may be subject to the risks relating to penny stocks.

     If any of our securities were to be delisted from trading on the American Stock Exchange and the trading price of such security remains below $5.00 per share on the date such security was delisted, trading in such security would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker-dealers in connection with any trades involving a security defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell our securities in the secondary market. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

A large number of shares may be sold in the market following our recent public offering which may cause the price of our securities to decline.

     Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. We have 8,331,410 shares of our common stock outstanding. Of our outstanding shares, 6,123,435 are registered and eligible for public trading. Not included in the foregoing are 119,069 shares of our common stock that we may register for certain of our stockholders.

     Based upon shares currently outstanding, and assuming no exercise of options or warrants outstanding, 1,137,628 shares are subject to contractual lock-up agreements with The Shemano Group, Inc., pursuant to which the holders of these shares have agreed not to sell their shares before April 28, 2005. Of the remaining restricted shares, 930,636 will be freely tradable after September 1, 2004 and 98,044 will be freely tradable after June 27, 2005.

Certain events could result in a dilution of your ownership of our common stock.

     We currently have 8,331,410 shares of common stock outstanding and 2,653,327 common stock equivalents outstanding, including warrants and options. The exercise price of all of our common stock equivalents ranges from $3.30 to $6.00 per share of common stock. Some of these warrants and options may provide antidilution protection to their holders which would result in our issuance of shares in addition to those under the warrant or option, upon the occurrence of sales of our common stock below certain prices, stock splits, redemptions, mergers, and other similar transactions. Furthermore, from time to time we may issue additional shares of common stock in private or public transactions to raise funds for working capital, research and development, acquisitions, or other purposes. If one or more of these events occurs, the number of outstanding shares of our common stock would increase and dilute your percentage ownership of our common stock.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise our public warrants.

     For you to be able to exercise our public warrants, the shares of our common stock underlying the public warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying our public warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for our public warrants and the prices that can be obtained from reselling them.

Our public warrants may be redeemed on short notice. This may have an adverse impact on their price.

     We may redeem our public warrants for $0.25 per warrant, subject to adjustment in the event of a stock split, dividend or the like, upon 30 days' notice so long as the last reported sale price per share of our common stock as reported by the principal exchange or trading market on which our common stock trades equals or exceeds $10.00 (subject to adjustment) for twenty consecutive trading days ending on the tenth day prior to the date we give notice of redemption. If we give notice of redemption, holders of our public warrants will be forced to sell or exercise the public warrants they hold or accept the redemption price. The notice of redemption could come at a time when, under specific circumstances or generally, it is not advisable or possible to sell or exercise our public warrants.

Our officers, directors and 5% stockholders will exercise significant control over us.

     Our current officers, directors and 5% stockholders, in the aggregate, control approximately 17.7% of our outstanding common stock (including common stock issuable to such person or group within 60 days after January 28, 2004). As a result, these stockholders acting together will be able to exert significant control over matters requiring stockholder approval, including the election of directors, approval of mergers, and other significant corporate transactions. This concentration of ownership could delay, prevent, or deter a change in control, and could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of us and could affect the market price of our stock.

We do not intend to pay cash dividends.

     We have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future.

We may spend our funds in ways with which our stockholders may not agree.

     The use of proceeds description from our recent public offering reflected our then-current planning and was only an estimate that is subject to change in our discretion. Furthermore, a substantial portion of the net proceeds from our recent public offering was not allocated for specific uses. Consequently, our management can spend our funds in ways with which our stockholders may not agree. We cannot predict that our funds will be invested or otherwise utilized to yield a favorable return.

USE OF PROCEEDS

     In the event of full exercise of the representative's warrants (for cash) and all public warrants (including public warrants issuable upon exercise of the representative's warrants) we estimate that the gross proceeds to us will be approximately $6,698,190 (exclusive of related expenses). The actual exercise of any of these securities, however, is beyond our control and depends on a number of factors, including the market price of our common stock and whether we redeem any of the public warrants. There can be no assurance that any of these securities will be exercised. We will not receive any proceeds from the further sale of any of these securities.

     The net proceeds, if any, from the exercise of these securities will be used for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

     The offering price of the securities registered in this prospectus is tied to the public offering price of a unit at the time of our recently completed public offering, or $6.00. The exercise price of each of the units (i.e., two shares of common stock and one warrant, each to purchase one share of common stock) underlying the representative's warrants is 120% of the price of a unit at the time of the public offering, or $7.20. The exercise price of the currently outstanding public warrants is 110% of the price of a unit allocated to one share of our common stock, or $3.30. The exercise price of the public warrants issuable upon exercise of the representative's warrants is 180% of the public offering price of a unit allocated to one share of our common stock, or $5.40.

PLAN OF DISTRIBUTION

     We are offering shares of common stock and public warrants issuable upon the exercise of the representative's warrants. The representative's warrants may be exercised by surrendering the certificate representing such warrant, together with appropriate instructions, duly executed by the representative, to us. Upon notice of such exercise, we will instruct our transfer agent to prepare certificates representing the units purchased. When such certificates are prepared, we will notify the representative and, upon payment in full by the representative, deliver such certificates to the representative. If less than all of the warrants evidenced by the representative's warrants are exercised, a new certificate will be issued for the remaining number of warrants.

     We are also offering shares of common stock issuable upon exercise of the public warrants comprising the units issued in our recently completed public offering of units, and the common stock issuable upon exercise of the public warrants issuable upon exercise of the representative's warrants. Public warrants may be exercised by surrendering the certificate representing the public warrants, with instructions for registration and delivery of the underlying common stock completed and the form of election to purchase on the reverse side of such certificate completed and executed, together with payment of the exercise price and any applicable taxes, to the warrant agent. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants.

DESCRIPTION OF SECURITIES

     In connection with our recently completed public offering of units, we issued to the representative of the underwriters of that offering warrants to purchase up to 135,000 units, each unit consisting of two shares of common stock and one warrant (each to purchase one share of common stock). These units have since separated into their constituent securities and no longer exist on their own. In addition, upon exercise of the public warrants comprising the units issued in the public offering, we are obligated to issue 1,514,300 shares of common stock. By this prospectus, we are registering the units issuable upon exercise of the representative's warrants (as well as the public warrants and common stock comprising such units) and the common stock issuable upon exercise of all public warrants (including the public warrants comprising the units issuable upon exercise of the representative's warrants).

     The following summary is qualified in its entirety by reference to the Underwriter's Unit Warrants issued to The Shemano Group, Inc., the Underwriting Agreement between us and The Shemano Group, Inc., as representative of the underwriters, and the Public Warrant Agreement between us and Pacific Stock Transfer Company, our warrant agent, copies of which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part and are incorporated herein by reference.

Common Stock

     We have authorized 50,000,000 shares of $0.001 par value common stock, and 8,331,410 shares are currently issued and outstanding. Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to stockholders. The holders of shares of our common stock have one vote per share and have no preemptive rights. Our common stock is not redeemable, does not have conversion rights and is not liable to assessment or further calls by us. Our articles of incorporation, as amended, do not grant the stockholders cumulative voting rights in the election of directors. Certain provisions of the articles and bylaws, certain sections of the Nevada General Corporation Law, and the ability of our board of directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which stockholders may deem to be in their best interests.

Public Warrants

General

     Each currently outstanding public warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $3.30 (110% of the public offering price allocated to one share). The exercise of the public warrants issuable upon exercise of the representative's warrants is 180% of the public offering price of a unit allocated to one share of our common stock, or $5.40. In either case, the exercise price is subject to adjustment upon the occurrence of certain events as provided in the public warrant certificate and summarized below. Our public warrants may be exercised at any time until January 29, 2009, which is the expiration date. Those of our public warrants which have not previously been exercised will expire on the expiration date. A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the public warrant has been properly exercised. Our currently outstanding public warrants are listed on the American Stock Exchange under the symbol FLT.ws.

Redemption

     At any time after January 29, 2005, we may redeem some or all of the public warrants at a price of $0.25 per warrant (subject to adjustment), upon 30 days' notice so long as the last reported sales price per share of our common stock as reported by the principal exchange or trading market on which our common stock trades equals or exceeds $10.00 (subject to adjustment) for twenty consecutive trading days ending on the tenth day prior to the date we give notice of redemption. We will send the written notice of redemption by first class mail to public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our public warrants. No other form of notice by publication or otherwise will be required. If we call the public warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise

     A public warrant holder may exercise our public warrants only if an appropriate registration statement is then in effect with the SEC and if the shares of common stock underlying our public warrants are qualified for sale under the securities laws of the state in which the holder resides. We are required to use our best efforts to maintain a current prospectus relating to such shares of our common stock at all times when the market price of our common stock exceeds the exercise price of the public warrants until the expiration date of the public warrants, although there can be no assurance that we will be able to do so.

     Our public warrants may be exercised by delivering to our transfer agent the applicable public warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of public warrants being exercised. Public warrants may only be exercised to purchase whole shares. Public warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional public warrants that remain after exercise if they would then hold public warrants to purchase less than one whole share. Fractional shares will not be issued upon exercise of our public warrants.

     For the life of the public warrants, the holders thereof are given the opportunity to profit from a rise in the market of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the public warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the public warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the public warrants.

Adjustments of Exercise Price

     The exercise price and redemption price are subject to adjustment in specified circumstances, including in the event we declare any stock dividend to stockholders or effect any split or reverse split with respect to our common stock after the effective date of this offering. Therefore, if we effect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a public warrant or, if we elect, an adjustment of the number of public warrants outstanding. The public warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the public warrants or the current market price of our common stock.

No Voting and Dividend Rights

     Until exercised, the warrants will have no voting, dividend or other shareholder rights.

LEGAL MATTERS

     The validity of the issuance of the public warrants and shares of common stock offered hereby and certain other legal matters in connection therewith have been passed upon for us by our counsel, Tobin, Carberry, O'Malley, Riley & Selinger, P.C., New London, Connecticut.

EXPERTS

     The financial statements of Flight Safety Technologies, Inc. and its subsidiary, as of May 31, 2003, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of Kostin, Ruffkess & Company, LLC, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by us with the Securities and Exchange Commission are incorporated herein by reference:

     (1)     Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003, as filed on August 19, 2003;

     (2)     Quarterly Report on Form 10-QSB for the quarter ended August 31, 2003, as filed on October 10, 2003;

     (3)     Quarterly Report on Form 10-QSB for the quarter ended November 30, 2003, as filed on December 30, 2003;

     (4)     Quarterly Report on Form 10-QSB for the quarter ended February 29, 2004, as filed on April 6, 2004;

     (5)     Current Report on Form 8-K, as filed on April 21, 2004; and

     (6)     Current Report on Form 8-K, as filed on May 20, 2004.

     All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference but are not delivered with this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

     Flight Safety Technologies, Inc.
     28 Cottrell Street
     Mystic, Connecticut 06355
     Attn: Chief Executive Officer

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, registration statements and other documents with the SEC. The registration statement of which this prospectus is a part contains additional relevant information about us and our securities, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits filed with the registration statement for copies of the actual contract or document.

     In connection with the securities offered by this prospectus, we have filed a registration statement on Form S-3 under the Securities Act with the SEC. This prospectus, filed as part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits and schedules. For further information with respect to our securities and us, you should refer to that registration statement and its accompanying exhibits and schedules.

     Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to.

     You may read and copy the registration statement, the related exhibits and our other filings with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also may request copies of those documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The site's address is http://www.sec.gov.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

135,000 Public Warrants
1,919,300 Shares of Common Stock

Prospectus

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The expenses to be paid by the registrant are as follows. All amounts other than the SEC registration fee are estimates.

Amount to be Paid
SEC registration fee	$848.66
Legal fees and expenses	15,000.00
Accounting fees and expenses	2,500.00
Printing and engraving	5,000.00
Total	$23,348.66

Item 15.  Indemnification of Directors and Officers

The General Corporation Law of Nevada provides for the indemnification of the officers, directors and corporate employees and agents of the Company under certain circumstances as follows:

78.747 LIABILITY OF STOCKHOLDER, DIRECTOR OR OFFICER FOR DEBT OR LIABILITY OF CORPORATION.

     1.   Except as otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

     2.   A stockholder, director or officer acts as the alter ego of the corporation if:

          (a)   The corporation is influenced and governed by the stockholder, director or officer;

          (b)   There is such unity of interest and ownership that the corporation and the stockholder, director or officer are inseparable from each other; and

          (c)   Adherence to the corporate fiction of a separate entity would sanction fraud or promote a manifest injustice.

     3.   The question of whether a stockholder, director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law.

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

     1.   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

          (a)   is not liable pursuant to NRS 78.138; or

          (b)   acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2.   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving as the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

          (a)   is not liable pursuant to NRS 78.138; or

          (b)   acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

     Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon the application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

     3.   To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

     1.   Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)   By the stockholders;

          (b)   By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c)   If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d)   If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2.   The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3.   The indemnification pursuant to NRS 78.502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a)   Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b)   Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     1.   A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2.   The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

          (a)   The creation of a trust fund.

          (b)   The establishment of a program of self-insurance.

          (c)   The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

          (d)   The establishment of a letter of credit, guaranty or surety.

     No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3.   Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4.   In the absence of fraud:

          (a)   The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

          (b)   The insurance or other financial arrangement:

                  (1)   Is not void or voidable; and

                  (2)   Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5.   A corporation or its subsidiary which provided self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

THE SEVENTH ARTICLE OF THE COMPANY'S ARTICLES OF INCORPORATION PROVIDE AS FOLLOWS:

SEVENTH. No director or officer of this corporation shall have any personal liability to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Seventh shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada General Corporation Law. Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

SECTION 10 OF THE COMPANY'S BY-LAWS PROVIDE AS FOLLOWS:

10.1 Right to Indemnification of Directors and Officers

     Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 10.3 of these Bylaws or with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.2 Right to Advancement of Expenses

     The right to indemnification conferred in Section 10.1 of these Bylaws shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Nevada General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

10.3 Right of Indemnitee to Bring Suit

     The rights to indemnification and to the advancement of expenses conferred in Sections 10.1 and 10.2 of these Bylaws shall be contract rights. If a claim under Sections 10.1 and 10.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Nevada General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Nevada General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.

10.4 Non-Exclusivity of Rights

     The rights to indemnification and to the advancement of expenses conferred in this article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

10.5 Insurance

     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

10.6 Indemnification of Employees and Agents of the Corporation

     The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

10.7 No Presumption of Bad Faith

     The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of this Corporation, or, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

10.8 Survival of Rights

     The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.9 Amendments to Law

     For purposes of this Bylaw, the meaning of "law" within the phrase "to the fullest extent not prohibited by law" shall include, but not be limited to, the Nevada General Corporation Law, as the same exists on the date hereof or as it may be amended; provided, however, that in the case of any such amendment, such amendment shall apply only to the extent that it permits the Corporation to provide broader indemnification rights than the Act permitted the Corporation to provide prior to such amendment.

10.10 Savings Clause

     If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall indemnify each director, [officer or other agent] to the fullest extent permitted by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

10.11 Certain Definitions

     For the purposes of this Section, the following definitions shall apply:

     (a)   The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement and appeal of any threatened, pending or completed action, suit or proceeding, whether brought in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative, in which the director or officer may be or may have been involved as a party or otherwise by reason of the fact that the director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     (b)   The term "expenses" shall be broadly construed and shall include, without limitation, all costs, charges and expenses (including fees and disbursements of attorneys, accountants and other experts) actually and reasonably incurred by a director or officer in connection with any proceeding, all expenses of investigations, judicial or administrative proceedings or appeals, and any expenses of establishing a right to indemnification under these Bylaws, but shall not include amounts paid in settlement, judgments or fines.

     (c)   "Corporation" shall mean Flight Safety Technologies, Inc. and any successor corporation thereof.

     (d)   Reference to a "director" or "officer" of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     (e)   References to "other enterprises" shall include employee benefit plans. References to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan. References to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Bylaw.

     As is permitted by the Nevada Revised Statutes and our charter, we presently have directors and officers liability insurance for the benefit of our directors and certain of our officers.

Item 16.  Exhibits
Exhibit No.	Description
1.1 3.1 3.2 4.1 4.2 4.3 4.4 4.5 4.6 5.1 10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 16 23.1 23.2

Form of Underwriting Agreement (1)
Amended and Restated Articles of Incorporation (2)
By-Laws (3)
Placement Agent Warrant Agreement dated November 3, 2000, between
   Flight Safety Technologies, Inc. and Spencer Trask Ventures, Inc. (4)
Form of Director Option (5)
Form of Unit Certificate (6)
Form of Public Warrant Agreement (including Form of Warrant Certificate) (7)
Form of Underwriter's Unit Warrant Agreement (including Form of Underwriter's Unit Warrant Certificate) (8)
Specimen Common Stock Certificate (9)
Opinion of Tobin, Carberry, O'Malley, Riley, Selinger, P.C. (10)
Employment Agreement effective as of November 4, 2003, between Flight Safety Technologies, Inc. and
   Samuel A. Kovnat (11)
Employment Agreement effective as of November 4, 2003, between Flight Safety Technologies, Inc. and
   William B. Cotton (12)
Employment Agreement effective as of November 4, 2003, between Flight Safety Technologies, Inc. and
   David D. Cryer (13)
Employment Agreement effective as of November 4, 2003, between Flight Safety Technologies, Inc. and
   Frank L. Rees (14)
Teaming Agreement dated May 1, 1997, by and between FSTO and Lockheed Martin Corporation (15)
Share Exchange Agreement between Reel Staff, Inc. and Flight Safety Technologies, Inc.,
   dated June 24, 2002, as amended July 15, 2002 (16)
Cost Reimbursement Research Project Agreement between Flight Safety Technologies, Inc.
   and Georgia Tech Applied Research Corporation (17)
Phase III Contract issued by U.S. Department of Transportation/RSPA/Volpe Center,
   dated September 30, 2003 (18)
Agreement between Flight Safety Technologies, Inc. and Advanced Acoustics Concepts, Inc.,
   dated January 14, 2000 (19)
Consent of Quintanilla, A Professional Accounting Corporation (20)
*Consent of Kostin, Ruffkess & Company, LLC
Consent of Tobin, Carberry, O'Malley, Riley, Selinger, P.C. (included as Exhibit 5.1)

*Submitted herewith.

(1) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11) (12) (13) (14) (15) (16) (17) (18) (19) (20)

Incorporated by reference to Exhibit 1.1 on our Form SB-2, which was filed on February 2, 2004.
Incorporated by reference to Exhibit 3.1 on our Form 10-QSB, which was filed on April 6, 2004.
Incorporated by reference to Exhibit 3.2 on our Form SB-2, which was filed on August 9, 2001.
Incorporated by reference to Exhibit 4.1 on our Form SB-2/A, which was filed on November 26, 2003.
Incorporated by reference to Exhibit 4.2 on our Form SB-2/A, which was filed on November 26, 2003.
Incorporated by reference to Exhibit 4.3 on our Form SB-2/A, which was filed on November 26, 2003.
Incorporated by reference to Exhibit 4.4 on our Form SB-2, which was filed on February 2, 2004.
Incorporated by reference to Exhibit 4.5 on our Form SB-2, which was filed on February 2, 2004.
Incorporated by reference to Exhibit 4.6 on our Form SB-2, which was filed on February 2, 2004.
Incorporated by reference to Exhibit 5.1 on our Form SB-2/A, which was filed on November 26, 2003.
Incorporated by reference to Exhibit 10.1 on our Form SB-2/A, which was filed on January 29, 2004.
Incorporated by reference to Exhibit 10.2 on our Form SB-2/A, which was filed on January 29, 2004.
Incorporated by reference to Exhibit 10.3 on our Form SB-2/A, which was filed on January 29, 2004.
Incorporated by reference to Exhibit 10.4 on our Form 10-QSB, which was filed on April 6, 2004.
Incorporated by reference to Exhibit 10.7 on our 8-KA, which was filed on November 6, 2002.
Incorporated by reference to Exhibit 10.1 on our Form 8-K, which was filed on July 18, 2002.
Incorporated by reference to Exhibit 10.7 on our Form SB-2/A, which was filed on November 26, 2003.
Incorporated by reference to Exhibit 10.8 on our Form SB-2/A, which was filed on November 26, 2003.
Incorporated by reference to Exhibit 10.9 on our Form SB-2/A, which was filed on November 26, 2003.
Incorporated by reference to Exhibit 16 on our 8-KA, which was filed on October 22, 2002.

Item 17.  Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) to include any additional or changed material information with respect to the plan of distribution disclosed in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Amendment No. 5 to this Registration Statement to be signed on its behalf by the undersigned in the City of New London, State of Connecticut, on June 21, 2004.
FLIGHT SAFETY TECHNOLOGIES, INC.

Samuel A. Kovnat Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2004.
Signature
*

William B. Cotton Director, President
*

Frank L. Rees Director, Executive Vice President

*

Jackson Kemper, Jr. Director

David D. Cryer Chief Financial Officer, Secretary, Treasurer
*

Stephen P. Tocco Director
*

Joseph J. Luca Director
*

Larry L. Pressler Director
*

Kenneth S. Wood Director
*By:

Samuel A. Kovnat Attorney in Fact